UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015

SYMMETRY SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	47-1523659
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

3034 Owen Drive

Antioch, Tennessee 37013

(Address of principal executive offices, including Zip Code)

(800) 251-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On November 5, 2015, Symmetry Surgical Inc. (“Symmetry”) issued a press release entitled, “Symmetry Surgical Reports Third Quarter 2015 Financial Results,” in which it announced its third fiscal quarter 2015 financial results. Included in that filing were reports regarding Symmetry’s quarterly and year to date Free Cash Flow (“FCF”).

Subsequent to filing the Press Release, Symmetry’s auditors determined that certain purchase accounting entries associated with Symmetry’s purchase of the assets of VesOcclude Medical, LLC should be reclassified. This determination resulted in a modification to the previously reported FCF figures for Q3 and full fiscal year, from $5,304 and $10,695, respectively to $5,109 and 10,500, respectively. The determination also modified third quarter and full year FCF Conversion from 251.5% and 150.2%, respectively, to 242.2% and 147.5%, respectively. The foregoing adjustments are reflected in the balance sheet as filed in Symmetry’s Form 10-Q.

The following charts are updated versions of those filed with the referenced press release.

Symmetry Surgical, Inc.

Reconciliation of EBITDA, Free Cash Flow, Free Cash Flow Conversion

In Thousands

	Three Months Ended			Year to Date
	October 3,	July 4,	September 27,	October 3,	September 27,
	2015	2015	2014	2015	2014
	(unaudited)			(unaudited)

Net income (loss), as reported	$255	$341	$275	$1,352	$(6,239)
Adjustments:
Interest	47	63	-	174	-
Tax expense (benefit)	177	214	46	685	(3,661)
Depreciation	222	240	239	704	712
Amortization	1,408	1,396	1,345	4,204	4,034
Asset impairment	-	-	-	-	10,500

EBITDA	$2,109	$2,254	$1,905	$7,119	$5,346

	Three Months Ended			Year to Date
	October 3,	July 4,	September 27,	October 3,	September 27,
	2015	2015	2014	2015	2014
	(unaudited)			(unaudited)

Net cash provided by (used in) operating activities	$5,180	$2,276	$(3,693)	$10,645	$3,313
Less: purchases of property and equipment	(71)	(21)	(148)	(145)	(314)

Free cash flow	$5,109	$2,255	$(3,841)	$10,500	$2,999

Free cash flow conversion (ratio free cash flow to EBITDA)	242.2%	100.0%	-201.6%	147.5%	56.1%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Surgical Inc.

/s/ Thomas J. Sullivan
Date: November 9, 2015	Name: Thomas J. Sullivan
Title: President and Chief Executive Officer